                                                Filed Pursuant to Rule 424(b)(2)
                                                      Registration No. 333-52602

PROSPECTUS SUPPLEMENT
(To Prospectus dated January 4, 2001)

[LOGO OF CONSOLIDATED NATURAL GAS COMPANY]

Consolidated Natural Gas Company

$500,000,000

2001 Series A 6.85% Senior Notes Due 2011

The Senior Notes will bear interest at 6.85% per year and will mature on April 15, 2011. We will pay interest on the Senior Notes on April 15 and October 15 of each year, beginning October 15, 2001.

We may redeem all or any of the Senior Notes at any time at the redemption price described in this prospectus supplement plus accrued interest.

We will not make application to list the Senior Notes on any securities exchange or to include them in any automated quotation system.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

                 Public Offering Underwriting Proceeds to Company
                    Price(1)       Discount     Before Expenses
-----------------------------------------------------------------
Per Senior Note      99.865%        0.650%          99.215%
-----------------------------------------------------------------
Total             $499,325,000    $3,250,000     $496,075,000
-----------------------------------------------------------------

(1) Plus accrued interest from April 17, 2001, if settlement occurs after that date.

The Senior Notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about April 17, 2001.


JPMorgan

            ABN AMRO Incorporated

                                Barclays Capital

                                                       McDonald Investments Inc.

                                 April 11, 2001

ABOUT THIS PROSPECTUS
SUPPLEMENT

    This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the Senior Notes we are offering and certain other matters relating to us and our financial condition. The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the Senior Notes we are offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If the description of the Senior Notes in the prospectus supplement differs from the description in the base prospectus, the description in the prospectus supplement supersedes the description in the base prospectus.

    You should rely only on the information contained in this document or to which this document refers you. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate as of the date of this document. Our business, financial condition, results of operations and prospects may have changed since that date.

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                            Page
                                                                            ----
About This Prospectus Supplement...........................................  S-2
Where You Can Find More Information........................................  S-3
Forward-Looking Information................................................  S-3
Prospectus Supplement Summary..............................................  S-5
The Company................................................................  S-7
Use of Proceeds............................................................  S-7
Capitalization.............................................................  S-8
Ratio of Earnings to Fixed Charges.........................................  S-8
Selected Consolidated Financial Information................................  S-9
Description of the Senior Notes............................................ S-10
Book-Entry Procedures and Settlement....................................... S-13
Underwriting............................................................... S-15
Legal Matters.............................................................. S-16
Experts.................................................................... S-16

                                Base Prospectus

                                                                           Page
                                                                           ----
About This Prospectus.....................................................   2
Where You Can Find More Information.......................................   2
The Company...............................................................   4
The Trust.................................................................   5
Use of Proceeds...........................................................   5
Ratio of Earnings to Fixed Charges........................................   6
Description of Debt Securities............................................   6
Additional Terms of Senior Debt Securities................................  13
Additional Terms of the Junior Subordinated Debentures....................  16
Description of the Trust Preferred Securities.............................  18
Description of the Guarantee..............................................  28
Agreement as to Expenses and Liabilities..................................  31
Relationship Among the Trust Preferred Securities, the Guarantee and the
 Junior Subordinated Debentures Held by the Trust.........................  31
Accounting Treatment......................................................  32
Plan of Distribution......................................................  32
Legal Opinions............................................................  33
Experts...................................................................  33

WHERE YOU CAN FIND MORE
INFORMATION

    We file annual, quarterly, special reports and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, and Chicago. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also read and copy these documents at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and later information that we file with the SEC will automatically update or supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act), until such time as all of the securities covered by this prospectus supplement have been sold:

 .  Annual Report on Form 10-K for the year ended December 31, 2000.

 .  Current Report on Form 8-K dated March 22, 2001.

    You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

 Corporate Secretary
 Consolidated Natural Gas Company
 120 Tredegar Street
 Richmond, Virginia 23219
 Telephone (804) 819-2000

FORWARD-LOOKING
INFORMATION

    We have included certain information in this document which is "forward-looking information" as defined by the Private Securities Litigation Reform Act of 1995. Examples include discussions as to our expectations, beliefs, plans, goals, objectives and future financial or other performance or assumptions concerning matters discussed in this document. This information, by its nature, involves estimates, projections, forecasts and uncertainties that could cause actual results or outcomes to differ substantially from those expressed in the forward-looking statement.

    Our business is influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond our ability to control. We have identified a number of these factors in our filings with the SEC, including our Annual Report on Form 10-K which is incorporated by reference in this prospectus supplement, and we refer you to those reports for further information.

    Our business and financial condition is influenced by factors including political and economic risks; market demand for energy; inflation; capital market conditions; governmental policies, legislative and regulatory actions (including those of the Federal Energy Regulatory Commission, the SEC, the Environmental Protection Agency, the Department of Energy and state utility regulatory commissions in the states in which we operate); industry and rate structure; and legal and administrative proceedings. Some other important factors that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements include changes in and compliance with environmental laws and policies; weather conditions and catastrophic weather-related damage; unanticipated production difficulties at our oil and gas properties; present or prospective wholesale and retail competition; competition for new energy development opportunities; pricing and transportation of commodities; acquisition and disposition of assets and facilities; exposure to changes in the fair value of commodity contracts; counterparty credit risk; and unanticipated changes in operating expenses and capital expenditures. All such factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond the control of the Company. New factors emerge from time to time, and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the Company.

    Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made.

PROSPECTUS SUPPLEMENT
SUMMARY

    In this prospectus supplement, the words "Company," "we," "our" and "us" refer to Consolidated Natural Gas Company, a Delaware corporation, and its subsidiaries and predecessors.

    The following summary contains basic information about this offering. It may not contain all the information that is important to you. The DESCRIPTION OF THE SENIOR NOTES section of this prospectus supplement and the DESCRIPTION OF DEBT SECURITIES and ADDITIONAL TERMS OF SENIOR DEBT SECURITIES sections of the base prospectus contain more detailed information regarding the terms and conditions of the Senior Notes. The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this prospectus supplement and in the accompanying base prospectus.

THE COMPANY

    The Company is a public utility holding company that operates, through its subsidiaries, in all phases of the natural gas business, explores for and produces oil, and provides a variety of retail energy marketing services. The Company is a wholly-owned subsidiary of Dominion Resources, Inc., a fully integrated gas and electric energy holding company.

    Our address and telephone number are Consolidated Natural Gas Company, 120 Tredegar Street, Richmond, Virginia 23219, Telephone (804) 819-2000.

Ratio of Earnings to Fixed Charges

                      Twelve Months Ended December 31,
--------------------------------------------------------------------------------------------------------------------
2000               1999                           1998                           1997                           1996
----               ----                           ----                           ----                           ----
3.03               2.33                           4.03                           4.90                           5.04

THE OFFERING

The Senior Notes

    We are offering $500,000,000 aggregate principal amount of the Senior
Notes.

    The Senior Notes will be represented by one or more global certificates that will be deposited with, and registered in the name of, The Depository Trust Company, New York, New York (DTC) or its nominee. This means that you will not receive a certificate for your Senior Notes but, instead, will hold your interest through DTC's system.

Interest Payment Dates

    Interest on the Senior Notes will be payable semi-annually in arrears on April 15 and October 15, commencing on October 15, 2001.

Record Dates

    So long as the Senior Notes remain in book-entry only form, the record date for each Interest Payment Date will be the close of business on the business day before the applicable Interest Payment Date.

    If the Senior Notes are not in book-entry only form, the record date for each Interest Payment Date will be the close of business on the fifteenth calendar day before the applicable Interest Payment Date.

Optional Redemption

    We may redeem some or all of the Senior Notes at any time at the redemption price described in DESCRIPTION OF THE SENIOR NOTES--Optional Redemption, plus accrued interest to the date of redemption.

    The Senior Notes may not be redeemed at any time at the option of their holders.

Ranking

    The Senior Notes will rank equally with all our other senior unsecured indebtedness. The Senior Indenture contains no restrictions on the amount of additional indebtedness that we may incur. Dominion Resources does not guarantee the Senior Notes.

No Listing of the Senior Notes

    We do not plan to make application to list the Senior Notes on any securities exchange or to include them in any automated quotation system.

Use of Proceeds

    We intend to use the net proceeds from the sale of the Senior Notes for general corporate purposes, including the repayment of debt. See USE OF PROCEEDS in this prospectus supplement.

THE COMPANY

    On January 28, 2000, Consolidated Natural Gas Company became a wholly-owned subsidiary of Dominion Resources, Inc., a fully integrated gas and electric energy holding company. Dominion Resources manages our operations, together with those of its other subsidiaries, along functional lines rather than by corporate entity.

    We are a public utility holding company regulated under the Public Utility Holding Company Act of 1935. Acting through our subsidiaries, we operate in all phases of the natural gas business, explore for and produce oil, and provide a variety of retail energy marketing services. Our principal subsidiaries are described below.

    Distribution: Our gas distribution subsidiaries are The East Ohio Gas Company (Dominion East Ohio), The Peoples Natural Gas Company (Dominion Peoples), and Hope Gas, Inc. (Dominion Hope). These subsidiaries serve various cities located in Ohio, including Cleveland; Pennsylvania, including Pittsburgh; and West Virginia. At December 31, 2000 we served at retail approximately 1.7 million residential, commercial and industrial gas sales and transportation customers in Ohio, Pennsylvania and West Virginia.

    Transmission: Dominion Transmission, Inc. operates a regional interstate pipeline system and provides gas transportation and storage services to each of our public utility subsidiaries and to non-affiliated utilities, end-users and others in the Midwest, the mid-Atlantic states and the Northeast. Dominion Transmission, Inc., along with Dominion East Ohio and Dominion Peoples, operates 26 natural gas storage fields with a combined 959 Bcf of storage capacity.

    Exploration and Production: Dominion Exploration and Production, Inc. is our exploration and production subsidiary. It explores for and produces gas and oil primarily in the onshore and offshore Gulf of Mexico region, the southern and western United States and the Appalachian region.

    Retail Marketing: Dominion Retail, Inc., a nonregulated company, was created in 1997 to market natural gas, electricity and related products and services to residential, commercial and small industrial customers. Dominion Products and Services, Inc. also provides energy-related services to customers of our local distribution subsidiaries and others.

    For additional information about our Company, see WHERE YOU CAN FIND MORE INFORMATION in this prospectus supplement.

USE OF PROCEEDS

    We intend to use the net proceeds from the sale of the Senior Notes for general corporate purposes, including the repayment of debt. This debt may include a portion of our short-term debt, including commercial paper. At March 31, 2001 the weighted average maturity date of our $985.1 million of outstanding commercial paper was 25.03 days and the weighted average interest rate was 5.47%.

                                 CAPITALIZATION

    The table below shows our capitalization on a consolidated basis as of December 31, 2000. The "As Adjusted" column reflects our capitalization after giving effect to this offering of Senior Notes, and the use of the net proceeds from this offering. You should read this table along with our audited financial statements contained in our most recent Annual Report on Form 10-K. See WHERE YOU CAN FIND MORE INFORMATION in this prospectus supplement.

                                                              December 31, 2000
                                                              ------------------
                                                              Actual As Adjusted
                                                              ------ -----------
                                                                (in millions)
Short-term debt.............................................. $1,215   $  719
Long-term debt...............................................  1,721    2,221
Common stockholder's equity..................................  1,966    1,966
                                                              ------   ------
Total capitalization......................................... $4,902   $4,906
                                                              ======   ======

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                          Twelve Months Ended
                                                              December 31,
                                                        ------------------------
                                                        2000 1999 1998 1997 1996
                                                        ---- ---- ---- ---- ----
Ratio of earnings to fixed charges..................... 3.03 2.33 4.03 4.90 5.04

    For purposes of this ratio, earnings are determined by adding income tax expense, distributed income of equity investees and fixed charges to income from continuing operations before cumulative effect of a change in accounting principle after eliminating the equity in earnings or losses of equity investees. These earnings are then divided by total fixed charges. Fixed charges consist of interest charges (without reduction for Allowance for Funds Used During Construction) on long-term and short-term debt, and the portion of rentals as is representative of the interest factor.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

    The following summary of financial information for the years ended December 31, 1998-2000 was derived from, and should be read in conjunction with, the audited financial statements contained in our most recent Annual Report on Form 10-K. See WHERE YOU CAN FIND MORE INFORMATION in this prospectus supplement.

                                                        Year ended December 31,
                                                        -----------------------
                                                         2000    1999    1998
                                                        ------- ------- -------
                                                             (in millions)
Income statement information, for period ended
  Total revenues....................................... $ 4,012 $ 2,974 $ 2,690
  Income from continuing operations before interest and
   income taxes........................................     522     334     532
  Income from continuing operations before cumulative
   effect of a change in accounting principle..........     213     137     288
  Net income...........................................     244     137     239
Balance sheet information, at period end
  Cash and cash equivalents............................      58      94
  Total assets.........................................   7,313   6,535
  Short term debt......................................   1,215     686
  Long term debt.......................................   1,721   1,764
  Common stockholder's equity..........................   1,966   2,376

DESCRIPTION OF THE SENIOR NOTES

    Set forth below is a description of the specific terms of the Senior Notes. This description supplements, and should be read together with, the description of the Senior Debt Securities in the accompanying base prospectus under the captions DESCRIPTION OF DEBT SECURITIES and ADDITIONAL TERMS OF SENIOR DEBT SECURITIES. The following description is not complete in every detail and is subject to, and is qualified in its entirety by reference to, the description in the accompanying base prospectus, the Senior Indenture and the supplemental indenture pertaining to the Senior Notes. Capitalized terms used in this DESCRIPTION OF SENIOR NOTES that are not defined in this prospectus supplement have the meanings given to them in the accompanying base prospectus, the Senior Indenture or the supplemental indenture.

General

    The Senior Notes will be issued as a series of Senior Debt Securities under the Senior Indenture. The Senior Notes will initially be limited in aggregate principal amount to $500,000,000. We may, without the consent of the holders of Senior Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the Senior Notes. Any additional notes having such similar terms, together with the Senior Notes, will constitute a single series of notes under the Senior Indenture.

    The entire principal amount of the Senior Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on April 15, 2011. The Senior Notes are not subject to any sinking fund provision. The Senior Notes are available for purchase in denominations of $1,000 and any integral multiple thereof.

Interest

    Each Senior Note will bear interest at the rate of 6.85% per annum from the date of original issuance, payable semi-annually in arrears on April 15 and October 15 of each year (each, an Interest Payment Date). The initial Interest Payment Date is October 15, 2001. The amount of interest payable will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any date on which interest is payable on the Senior Notes is not a business day, then payment of the interest payable on that date will be made on the next succeeding day which is a business day (and without any additional interest or other payment in respect of any delay), with the same force and effect as if made on such date.

    So long as the Senior Notes remain in book-entry only form, the record date for each Interest Payment Date will be the close of business on the business day before the applicable Interest Payment Date. If the Senior Notes are not in book-entry only form, the record date for each Interest Payment Date will be the close of business on the fifteenth calendar day before the applicable Interest Payment Date.

Ranking

    The Senior Notes will be our direct, unsecured and unsubordinated obligations and will rank equally with all of our other senior unsecured indebtedness and will be effectively subordinated to our secured debt, if any. We do not currently have any subordinated or secured indebtedness.

    Because we are a holding company and conduct all of our operations through our subsidiaries, our ability to meet our obligations under the Senior Notes is dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to us. Holders of Senior Notes will generally have a junior position to claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, and taxing authorities. At December 31, 2000, substantially all of these obligations were in the form of trade debt. Dominion Resources does not guarantee the Senior Notes.

    The Senior Indenture contains no restrictions on the amount of additional indebtedness that we may incur.

Optional Redemption

    The Senior Notes are redeemable, in whole or in part, at any time, and at our option, at a redemption price equal to the greater of:

 --100% of the principal amount of Senior Notes then outstanding to be redeemed, or

 --the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 25 basis points, as calculated by an Independent Investment Banker, plus, in either of the above cases, accrued and unpaid interest thereon to the Redemption Date.

    We will mail a notice of redemption at least 20 days but no more than 60 days before the Redemption Date to each holder of Senior Notes to be redeemed. If we elect to partially redeem the Senior Notes, the trustee will select in a fair and appropriate manner the Senior Notes to be redeemed.

    Unless we default in payment of the redemption price, on and after the Redemption Date, interest will cease to accrue on the Senior Notes or portions thereof called for redemption.

    "Adjusted Treasury Rate" means, with respect to any Redemption Date:

 --the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Adjusted Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

 --if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

    The Adjusted Treasury Rate will be calculated on the third business day preceding the Redemption Date.

    "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Senior Notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Senior Notes (Remaining Life).

    "Comparable Treasury Price" means (1) the average of five Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

    "Independent Investment Banker" means Chase Securities Inc. and its successors, or if that firm is unwilling or unable to serve as such, an independent investment and banking institution of national standing appointed by us.

    "Reference Treasury Dealer" means:

 --Chase Securities Inc. and its successors; provided that, if Chase
   Securities Inc. ceases to be a primary U.S. Government securities dealer in New York City (Primary Treasury Dealer), we will substitute another Primary Treasury Dealer; and

 --up to four other Primary Treasury Dealers selected by us.

    "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third business day preceding such Redemption Date.

The Trustee

    The trustee under the Senior Indenture is Bank One Trust Company, National Association, an affiliate of Bank One, NA. We and certain of our affiliates maintain deposit accounts and banking relationships with Bank One, NA. Bank One Trust Company, National Association also performs agency functions with respect to other securities issued by our affiliates. Bank One, NA and its affiliates have purchased, and are likely to purchase in the future, our securities and securities of our affiliates.

BOOK-ENTRY PROCEDURES AND SETTLEMENT

    Upon issuance, the Senior Notes will be represented by one or more fully registered global certificates. Each global certificate will be deposited with DTC or its custodian and will be registered in the name of DTC or a nominee of DTC. DTC will thus be the only registered holder of these securities.

    The following is based on information furnished to us by DTC:

    DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants (Participants) and to facilitate the clearance and settlement of securities transactions among its Participants in these securities through electronic book-entry changes in accounts of the Participants, thereby eliminating the need for physical movement of securities certificates. DTC's Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Persons who are not Participants may beneficially own securities held by DTC only through Participants.

    DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others including securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (Indirect Participants). The rules applicable to DTC and its Participants are on file with the SEC.

    Purchases of securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the securities on DTC's records. The ownership interest of each actual purchaser of securities (Beneficial Owner) is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the beneficial Owners purchased securities. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in securities, unless use of the book-entry system for the securities is discontinued.

    DTC has no knowledge of the actual Beneficial Owners of the securities. DTC's records reflect only the identity of the Direct Participants to whose accounts the securities are credited, which may or may not be the Beneficial Owners. The

Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Although voting with respect to the Senior Notes is limited, in those cases where a vote is required, neither DTC nor Cede and Co. will itself consent or vote. Under its usual procedures, DTC would mail an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

    Payments on the Senior Notes will be made to DTC in immediately available funds. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on the relevant payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name," and will be the responsibility of the Participant and not of DTC or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to DTC is our responsibility, disbursement of the payments to Direct Participants is the responsibility of DTC, and disbursement of the payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

    Except as provided in this prospectus supplement, a Beneficial Owner of securities will not be entitled to receive physical delivery of securities. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Senior Notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

    DTC may discontinue providing its services as securities depositary with respect to the Senior Notes at any time by giving reasonable notice to us. Under those circumstances, if a successor securities depositary is not obtained, securities certificates will be printed and delivered to the holders of record. Additionally, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to the Senior Notes. In that event, certificates for the Senior Notes will be printed and delivered to the holders of record.

    We have no responsibility for the performance by DTC or its Participants of their respective obligations as described in this prospectus supplement or under the rules and procedures governing their respective operations.

UNDERWRITING

    Under the terms and subject to the conditions contained in an underwriting agreement, dated the date of this prospectus supplement (Underwriting Agreement), the underwriters named below have agreed to purchase, and we have agreed to sell to them, severally, the principal amount of the Senior Notes set forth opposite their names below:

                                                                Principal Amount
Name                                                            of Senior Notes
----                                                            ----------------
Chase Securities Inc...........................................   $275,000,000
ABN AMRO Incorporated..........................................    100,000,000
Barclays Capital Inc...........................................     62,500,000
McDonald Investments Inc.......................................     62,500,000
                                                                  ------------
Total..........................................................   $500,000,000
                                                                  ============

    Chase Securities Inc. is acting as bookrunner in connection with the offering of the Senior Notes.

    The Underwriting Agreement provides that the obligations of the several underwriters to purchase and pay for the Senior Notes are subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. The underwriters are obligated to take and pay for all of the Senior Notes if any are taken.

    The underwriters initially propose to offer part of the Senior Notes directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess of 0.40% of the principal amount of the Senior Notes. Any underwriter may allow, and any such dealers may reallow, a concession to certain other dealers not to exceed 0.25% of the principal amount of the Senior Notes. After the initial offering of the Senior Notes, the offering price and other selling terms may from time to time be varied by the underwriters.

    We estimate that our total offering expenses, not including the underwriting discount, will be approximately $300,000.

    We have agreed to indemnify each of the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

    We do not intend to apply for listing of the Senior Notes on a national securities exchange, but have been advised by the underwriters that they intend to make a market in the Senior Notes. The underwriters are not obligated, however, to do so and may discontinue their market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Senior Notes.

    In connection with the offering of the Senior Notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase Senior Notes in the open market for the purpose of pegging, fixing or maintaining the price of the Senior Notes. Syndicate covering transactions involve purchases of the Senior Notes in the open market after the distribution has been completed in order to cover short positions.
Stabilizing transactions and syndicate covering transactions may cause the price of the Senior Notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

    Certain of the underwriters and their affiliates engage in various general financing and banking transactions with the Company and its affiliates.

LEGAL MATTERS

    Certain legal matters in connection with the offering of the Senior Notes will be passed upon for the Company by McGuireWoods LLP and for the underwriters by Troutman Sanders Mays & Valentine LLP, which also performs certain legal services for our parent company and other affiliates on other matters.

EXPERTS

    The financial statements and the related financial statement schedule incorporated in this prospectus supplement by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

    The consolidated balance sheet of Consolidated Natural Gas Company (prior to the January 28, 2000 merger with Dominion Resources, Inc.) as of December 31, 1999 and the related consolidated statements of income and cash flows for each of the two years in the period ended December 31, 1999, incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Consolidated Natural Gas Company (as it existed after the aforementioned January 28, 2000 merger) for the year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

CONSOLIDATED NATURAL GAS COMPANY
120 Tredegar Street
Richmond, Virginia 23219
(804) 819-2000

                                 $1,500,000,000

                             Senior Debt Securities

                         Junior Subordinated Debentures

                 Trust Preferred Securities, Related Guarantee
                  and Agreement as to Expenses and Liabilities

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated January 4, 2001.

ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a shelf registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Material United States federal income tax considerations applicable to the offered securities will also be discussed in the applicable prospectus supplement. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION. When we use the terms "we", "our", or the "Company" in this prospectus, we are referring to Consolidated Natural Gas Company and not CNG Capital Trust I.

WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also read and copy these documents at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities:

 . Annual Report on Form 10-K for the year ended December 31, 1999

 . Current Reports on Form 8-K filed on January 27, 2000 and February 14, 2000
  (as amended by a Form 8-K/A filed on April 4, 2000)

 . Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 (as amended by a Form 10-Q/A filed August 24, 2000), June 30, 2000, and September 30, 2000

    You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

 Corporate Secretary
 Consolidated Natural Gas Company
 120 Tredegar Street
 Richmond, Virginia 23219
 (804) 819-2000

    You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

THE COMPANY

    We are a public utility holding company regulated under the Public Utility Holding Company Act of 1935. Acting through our subsidiaries, we are engaged in all phases of the natural gas business--distribution, transmission, exploration and production. Our principal subsidiaries are described below.

    Distribution. Our public utility subsidiaries are Dominion East Ohio, Dominion Peoples, and Dominion Hope. Principal cities served at retail are:
Cleveland, Akron, Youngstown, Canton, Warren, Lima, Ashtabula and Marietta in Ohio; Pittsburgh (a portion), Altoona and Johnstown in Pennsylvania; and Clarksburg and Parkersburg in West Virginia. We currently serve at retail approximately 1.7 million residential, commercial and industrial gas sales and transportation customers.

    Transmission and Storage. Dominion Transmission, Inc. operates a regional interstate pipeline system and provides gas transportation and storage services to each of our public utility subsidiaries and to non-affiliated utilities, end-users and others in the Midwest, the Mid-Atlantic states and the Northeast. Through its wholly owned subsidiary, Dominion Iroquois, Inc., Dominion Transmission holds a 16 percent general partnership interest in the Iroquois Gas Transmission System, L.P., that owns and operates an interstate natural gas pipeline extending from the Canada-United States border near Iroquois, Ontario, to Long Island, New York. The Iroquois pipeline transports Canadian gas to utility and power generation customers in metropolitan New York and New England. Dominion Transmission, Inc., along with Dominion East Ohio and Dominion Peoples, operates a combined 26 natural gas storage fields with 885 Bcf of storage capacity. Dominion Transmission, Inc., is subject to regulation by the Federal Energy Regulatory Commission.

    Exploration and Production. Dominion Exploration and Production, Inc. is our exploration and production subsidiary. It explores for and produces gas and oil primarily in the onshore and offshore Gulf of Mexico region, the southern and western United States and the Appalachian region.

    Retail Marketing. Dominion Retail Services Corporation was created in 1997 to market natural gas, electricity and related products and services to residential, commercial and small industrial customers. Dominion Products and Services, Inc. also provides energy-related services to customers of our local distribution subsidiaries and others.

    Merger. Effective January 28, 2000, Consolidated Natural Gas Company, our predecessor corporation, merged into us and became a wholly-owned subsidiary of Dominion Resources, Inc., a fully integrated gas and electric energy holding company. Following the merger, we sold our ownership interest in Virginia Natural Gas, Inc., as required by the terms of the SEC order approving the transaction. We also have sold our CNG International operations in Latin America and are actively exploring the sale of our operations in Australia. Restructuring and merger-related costs incurred during the course of the past year are more fully described in our most recent Quarterly Report on Form 10-Q, which is incorporated by reference.

    Dominion Resources manages our operations, together with those of its other subsidiaries, along functional lines in energy, delivery, and exploration and production segments rather than by corporate entity.

    Dominion Resources does not guarantee any of the debt securities offered hereby.

THE TRUST

    CNG Capital Trust I is a statutory business trust newly formed under Delaware law by us, as sponsor for the Trust, and Bank One Trust Delaware, Inc. as trustee. The trust agreement for the Trust will be amended and restated substantially in the form filed as an exhibit to the registration statement, effective when securities of the Trust are initially issued. The amended trust agreement will be qualified as an indenture under the Trust Indenture Act of 1939.

    The Trust exists for the exclusive purposes of

 . issuing two classes of trust securities, trust preferred securities and trust common securities, which together represent undivided beneficial interests in the assets of the Trust;

 . investing the gross proceeds of the trust securities in our Junior
  Subordinated Debentures;

 . making distributions; and

 . engaging in only those other activities necessary, advisable or incidental to the purposes listed above.

    The Junior Subordinated Debentures will be the sole assets of the Trust, and our payments under the Junior Subordinated Debentures and the Agreement as to Expenses and Liabilities will be the sole revenue of the Trust.

    No separate financial statements of the Trust are included in this prospectus. We consider that these financial statements would not be material to holders of the Trust preferred securities because the Trust has no independent operations and the purposes of the Trust are as described above. We do not expect that the Trust will be filing annual, quarterly or special reports with the SEC.

    The principal place of business of the Trust will be c/o Consolidated Natural Gas Company, 120 Tredegar Street, Richmond, VA 23219.

USE OF PROCEEDS

    The proceeds from the sale of the securities offered by this prospectus will be added to our treasury funds and subsequently used (either directly or by repaying short-term indebtedness incurred for such purposes) to finance capital expenditures, for general corporate purposes, and to retire or redeem debt securities issued by us as authorized by the SEC under the Public Utility Holding Company Act. The balance of funds required for these purposes is expected to be obtained principally from internal cash generation and the issuance of other debt. Reference is made to the documents incorporated by reference herein for information relating to estimated capital expenditures.

RATIO OF EARNINGS TO FIXED CHARGES

    The ratio of earnings to fixed charges for each of the periods indicated is as follows:

                              Twelve Months
     Years Ended December 31,     Ended
     ------------------------ September 30,
     1995 1996 1997 1998 1999     2000
     ---- ---- ---- ---- ---- -------------
     1.32 5.04 4.90 4.03 2.33     2.13
     ==== ==== ==== ==== ====     ====

DESCRIPTION OF DEBT SECURITIES

    The term Debt Securities includes the Senior Debt Securities and the Junior Subordinated Debentures. We will issue the Senior Debt Securities in one or more series under a Senior Indenture between us and Bank One Trust Company, National Association, as Trustee, and the Junior Subordinated Debentures in one or more series under a Junior Subordinated Indenture between us and Bank One Trust Company, National Association, as Trustee. The Indenture related to the Junior Subordinated Debentures is called the Subordinated Indenture in this prospectus, and together the Senior Indenture and the Subordinated Indenture are called Indentures. We have summarized selected provisions of the Indentures below. The forms of the Senior Indenture and the Subordinated Indenture have been filed as exhibits to the registration statement, and you should read the Indentures for provisions that may be important to you. In the summary below, we have included references to section numbers of the Indentures so that you can easily locate these provisions. Capitalized terms used in this description have the meanings specified in the Indentures.

General

    The Senior Debt Securities will be our direct, unsecured obligations and will rank equally with all of our other senior and unsubordinated debt. The Junior Subordinated Debentures will be our unsecured obligations and are junior in right of payment to our Senior Indebtedness, as described under the caption ADDITIONAL TERMS OF JUNIOR SUBORDINATED DEBENTURES--SUBORDINATION.

    Because we are a holding company that conducts all of our operations through our subsidiaries, our ability to meet our obligations under the Debt Securities is dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to us. Holders of Debt Securities will generally have a junior position to claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders.

    Neither of the Indentures limits the amount of Debt Securites that we may issue under it. We may issue Debt Securities from time to time under the Indentures in one or more series by entering into supplemental indentures or by our Board of Directors or a duly authorized committee authorizing the issuance. A form of supplemental indenture to the Senior Indenture is an exhibit to the registration statement.

    The Indentures do not protect the holders of Debt Securities if we engage in a highly leveraged transaction.

Provisions of a Particular Series

    The Debt Securities of a series need not be issued at the same time, bear interest at the same rate or mature on the same date. The prospectus supplement for a particular series of Debt Securities will specify the terms of that series, including, if applicable, some or all of the following:

 . the title and type of the Debt Securities;

 . the total principal amount of the Debt Securities;

 . the portion of the principal payable upon acceleration of maturity, if other than the entire principal;

 . the date or dates on which principal is payable or the method for determining the date or dates, and any right that we have to change the date on which principal is payable;

 . the interest rate or rates, if any, or the method for determining the rate or rates, and the date or dates from which interest will accrue;

 . any interest payment dates and the regular record date for the interest payable on each interest payment date, if any;

 . any payments due if the maturity of the Debt Securities is accelerated;

 . any optional redemption terms, or, with respect to the Senior Debt
  Securities, any repayment terms;

 . any provisions that would obligate us to repurchase or otherwise redeem the Debt Securities, or, with respect to the Senior Debt Securities, any sinking fund provisions;

 . the currency in which payments will be made if other than U.S. dollars, and the manner of determining the equivalent of those amounts in U.S. dollars;

 . if payments may be made, at our election or at the holder's election, in a currency other than that in which the Debt Securities are stated to be payable, then the currency in which those payments may be made, the terms and conditions of the election and the manner of determining those amounts;

 . any index or formula used for determining principal, interest, or premium, if any;

 . the percentage of the principal amount at which the Debt Securities will be issued, if other than 100% of the principal amount;

 . whether the Debt Securities are to be issued in fully registered certificated form or in book-entry form represented by certificates deposited with, or on behalf of, a securities depositary and registered in the name of the depositary's nominee (Book-Entry Debt Securities);

 . denominations, if other than $1,000 each or multiples of $1,000;

 . any changes to events of defaults or covenants; and

 . any other terms of the Debt Securities. (Sections 201 & 301 of the Senior
  Indenture & Sections 2.1 & 2.3 of the Subordinated Indenture.)

    The prospectus supplement will also indicate any special tax implications of the Debt Securities and any provisions granting special rights to holders when a specified event occurs.

Conversion or Redemption

    No Debt Security will be subject to conversion, amortization, or redemption, unless otherwise provided in the applicable prospectus supplement. Any provisions relating to the conversion or redemption of Debt Securities will be set forth in the applicable prospectus supplement, including whether conversion is mandatory or at our option. If no redemption date or redemption price is indicated with respect to a Debt Security, we cannot redeem the Debt Security before Stated Maturity. Debt Securities subject to redemption by us will be subject to the following terms:

 . redeemable on and after the applicable redemption dates;

 . redemption dates and redemption prices fixed at the time of sale and set forth on the Debt Security; and

 . redeemable in whole or in part (provided that any remaining principal amount of the Debt Security will be equal to an authorized denomination) at our option at the applicable redemption price, together with interest, payable to the date of redemption, on notice given not more than 60 nor less than 20 days before the date of redemption. (Section 1104 of the Senior Indenture &
  Section 3.2 of the Subordinated Indenture.)

    We will not be required to:

 . issue, register the transfer of, or exchange any Debt Securities of a series during the period beginning 15 days before the date the notice is mailed identifying the Debt Securities of that series that have been selected for redemption; or

 . register the transfer of, or exchange any Debt Security of that series selected for redemption except the unredeemed portion of a Debt Security being partially redeemed. (Section 305 of the Senior Indenture & Section 2.5 of the Subordinated Indenture.)

Payment and Transfer; Paying Agent

    The paying agent will pay the principal of any Debt Securities only if those Debt Securities are surrendered to it. Unless we state otherwise in the applicable prospectus supplement, the paying agent will pay principal, interest and premium, if any, on Debt Securities, subject to such surrender, where applicable, at its office or, at our option:

 . by wire transfer to an account at a banking institution in the United States that is designated in writing to the Trustee before the deadline set forth in the applicable prospectus supplement by the person entitled to that payment (which in the case of Book-Entry Debt Securities is the securities depositary or its nominee); or

 . by check mailed to the address of the person entitled to that interest as that address appears in the security register for those Debt Securities. (Sections 307 & 1001 of the Senior Indenture & Section 4.1 of the Subordinated Indenture.)

    Neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Book-Entry Debt Security, or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. We expect that the securities depositary, upon receipt of any payment of principal, interest or premium, if any, in a Book-Entry Debt Security, will credit immediately the accounts of the related participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in the Book-Entry Debt Security as shown on the records of the securities depositary. We also expect that payments by participants to owners of beneficial interests in a Book-Entry Debt Security will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of the participants.

    Unless we state otherwise in the applicable prospectus supplement, the Trustee will act as paying agent for the Debt Securities, and the principal corporate trust office of the Trustee will be the office through which the paying agent acts. We may, however, change or add paying agents or approve a change in the office through which a paying agent acts. (Section 1002 of the Senior Indenture & Section 4.4 of the Subordinated Indenture.)

    Any money that we have paid to a paying agent for principal or interest on any Debt Securities which remains unclaimed at the end of two years after that principal or interest has become due will be repaid to us at our request. After repayment to the Company, holders should look only to us for those payments. (Section 1003 of the Senior Indenture & Section 12.4 of the Subordinated Indenture.)

    Fully registered securities may be transferred or exchanged at the corporate trust office of the Trustee or at any other office or agency we maintain for those purposes, without the payment of any service charge except for any tax or governmental charge and related expenses. (Section 305 of the Senior Indenture & Section 2.5 of the Subordinated Indenture.)

Global Securities

    We may issue some or all of the Debt Securities as Book-Entry Debt Securities. Book-Entry Debt Securities will be represented by one or more fully registered global certificates. Book-Entry Debt Securities of like tenor and terms up to $400,000,000 aggregate principal amount may be represented by a single global certificate. Each global certificate will be deposited and registered with the securities depositary or its nominee or a custodian for the securities depositary. Unless it is exchanged in whole or in part for Debt Securities in definitive form, a global certificate may generally be transferred only as a whole unless it is being transferred to certain nominees of the depositary. (Section 305 of the Senior Indenture & Section 2.5 of the Subordinated Indenture.)

    Unless otherwise stated in any prospectus supplement, The Depository Trust Company will act as the securities depositary. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be effected only through, records maintained by the securities depositary and its participants. If there are any additional or differing terms of the depositary arrangement with respect to the Book-Entry Debt Securities, we will describe them in the applicable prospectus supplement.

    Holders of beneficial interests in Book-Entry Debt Securities represented by a global certificate are referred to as beneficial owners. Beneficial owners will be limited to institutions having accounts with the securities depositary or its nominee, which are called participants in this discussion, and to persons that hold beneficial interests through participants.

When a global certificate representing Book-Entry Debt Securities is issued, the securities depositary will credit on its book-entry, registration and transfer system the principal amounts of Book-Entry Debt Securities the global certificate represents to the accounts of its participants. Ownership of beneficial interests in a global certificate will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by:

 . the securities depositary, with respect to participants' interests; and

 . any participant, with respect to interests the participant holds on behalf of other persons.

    As long as the securities depositary or its nominee is the registered holder of a global certificate representing Book-Entry Debt Securities, that person will be considered the sole owner and holder of the global certificate and the Book-Entry Debt Securities it represents for all purposes. Except in limited circumstances, beneficial owners:

 . may not have the global certificate or any Book-Entry Debt Securities it represents registered in their names;

 . may not receive or be entitled to receive physical delivery of certificated
  Book-Entry Debt Securities in exchange for the global certificate; and

 . will not be considered the owners or holders of the global certificate or any Book-Entry Debt Securities it represents for any purposes under the Debt Securities or the Indentures. (Section 308 of the Senior Indenture & Section
  2.2 of the Subordinated Indenture.)

    We will make all payments of principal, interest and premium, if any, on a Book-Entry Debt Security to the securities depositary or its nominee as the holder of the global certificate. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global certificate.

    Payments participants make to beneficial owners holding interests through those participants will be the responsibility of those participants. The securities depositary may from time to time adopt various policies and procedures governing payments, transfers, exchanges and other matters relating to beneficial interests in a global certificate. None of the following will have any responsibility or liability for any aspect of the securities depositary's or any participant's records relating to beneficial interests in a global certificate representing Book-Entry Debt Securities, for payments made on account of those beneficial interests or for maintaining, supervising or reviewing any records relating to those beneficial interests:

 . the Company;

 . the Trustee;

 . the Trust (only with respect to the Junior Subordinated Debentures if the Junior Subordinated Debentures are issued to a Trust); or

 . any agent of any of the above.

Covenants

    Under the Indentures we will:

 . pay the principal, interest and premium, if any, on the Debt Securities when due;

 . maintain a place of payment;

 . deliver an officer's certificate to the Trustee at the end of each fiscal year confirming our compliance with our obligations under each of the Indentures; and

 . deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium, if any. (Sections 1001, 1002, 1003 & 1006 of the Senior Indenture & Sections 4.1, 4.2 4.4 & 4.5 of the Subordinated Indenture.)

Consolidation, Merger or Sale

    The Indentures provide that we may consolidate or merge with or into, or sell all or substantially all our assets to, another Person, provided that any successor assumes our obligations under the Indentures and the Debt Securities issued under the Indentures. We must also deliver an opinion of counsel to the Trustee affirming our compliance with all conditions in the applicable Indenture relating to the transaction. When the conditions are satisfied, the successor will succeed to and be substituted for us and, in the case of a sale of all or substantially all our assets, we will be relieved of our obligations. (Sections 801 & 802 of the Senior Indenture & Sections 11.1, & 11.2 of the Subordinated Indenture.)

Events of Default

    Event of Default when used in each of the Indentures, will mean any of the following with respect to Debt Securities of any series:

 . failure to pay the principal or any premium on any Debt Security of that series when due;

 . with respect to the Senior Debt Securities, failure to deposit any sinking fund payment for that series when due that continues for 60 days;

 . failure to pay any interest on any Debt Securities of that series, when due, that continues for 60 days; provided that, if applicable, for this purpose, the date on which interest is due is the date on which we are required to make payment following any deferral of interest payments by us under the terms of Junior Subordinated Debentures that permit such deferrals;

 . failure to perform any other covenant in the Indentures (other than a covenant expressly included solely for the benefit of other series) that continues for 90 days after the Trustee or the holders of at least 33% of the outstanding Debt Securities of that series give us written notice of the default;

 . certain events in bankruptcy, insolvency or reorganization of the Company; or

 . any other Event of Default included in the Indentures or any supplemental indenture. (Section 501 of the Senior Indenture & Section 6.1 of the Subordinated Indenture.)

    In the case of a general covenant default described above, the Trustee may extend the grace period. In addition, if holders of a particular series have given a notice of default, then holders of at least the same percentage of Debt Securities of that series, together with the Trustee, may also extend the grace period. The grace period will be automatically extended if we have initiated and are diligently pursuing corrective action.

    An Event of Default for a particular series of Debt Securities does not necessarily constitute an Event of Default for any other series of Debt Securities issued under the Indentures. Additional events of default may be established for a particular series and, if established, will be described in the applicable prospectus supplement.

    If an Event of Default for any series of Debt Securities occurs and continues, the Trustee or the holders of at least 33% in aggregate principal amount of the Debt Securities of the series may declare the entire principal of all the Debt Securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the Debt Securities of that series can void the declaration. (Section 502 of the Senior Indenture & Section 6.1 of the Subordinated Indenture.)

    The Trustee may withhold notice to the holders of Debt Securities of any default (except in the payment of principal or interest) if it considers the withholding of notice to be in the best interests of the holders. Other than its duties in case of a default, a Trustee is not obligated to exercise any of its rights or powers under the Indentures at the request, order or direction of any holders, unless the holders offer the Trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of Debt Securities may direct the time, method and place of conducting any proceeding or any remedy available to the Trustee, or exercising any power conferred upon the Trustee, for any series of Debt Securities. (Sections 512, 601 & 602 of the Senior Indenture & Sections 6.6,
7.1 & 7.2 of the Subordinated Indenture.)

    The holder of any Debt Security will have an absolute and unconditional right to receive payment of the principal, any premium and, within certain limitations, any interest on that Debt Security on its maturity date or redemption date and to enforce those payments. (Section 508 of the Senior Indenture & Section 14.2 of the Subordinated Indenture.)

Satisfaction; Discharge

    We may discharge all our obligations (except those described below) to holders of the Debt Securities issued under the Indentures, which Debt Securities have not already been delivered to the Trustee for cancellation and which either have become due and payable or are by their terms due and payable within one year, or are to be called for redemption within one year, by depositing with the Trustee an amount certified to be sufficient to pay when due the principal, interest and premium, if any, on all outstanding Debt Securities. However, certain of our obligations under the Indentures will survive, including with respect to the following:

 . remaining rights to register the transfer, conversion, substitution or exchange of Debt Securities of the applicable series;

 . rights of holders to receive payments of principal of, and any interest on, the Debt Securities of the applicable series, and other rights, duties and obligations of the holders of Debt Securities with respect to any amounts deposited with the Trustee; and

 . the rights, obligations and immunities of the Trustee under the Indentures.
  (Section 401 of Senior Indenture & Section 12.1 of Subordinated Indenture.)

Modification of Indentures; Waiver

    Under the Indentures our rights and obligations and the rights of the holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, is effective against any holder without its consent. (Section 902 of the Senior Indenture & Section 10.2 of the Subordinated Indenture.) In addition, we may supplement the Indentures to create new series of Debt Securities and for certain other purposes, without the consent of any holders of Debt Securities. (Section 901 of the Senior Indenture & Section 10.1 of the Subordinated Indenture.)

    The holders of a majority of the outstanding Debt Securities of all series under the applicable Indenture with respect to which a default has occurred and is continuing may waive a default for all those series, except a default in the payment of principal or interest, or any premium, on any Debt Securities or a default with respect to a covenant or provision which cannot be amended or modified without the consent of the holder of each outstanding Debt Security of the series affected. (Section 513 of the Senior Indenture & Section 6.6 of the Subordinated Indenture.)

    In addition, under certain circumstances, the holders of a majority of the outstanding Junior Subordinated Debentures of any series may waive in advance, for that series, our compliance with certain restrictive provisions of the Subordinated Indenture under which those Junior Subordinated Debentures were issued. (Section 4.6 of the Subordinated Indenture.)

Concerning the Trustee

    Bank One Trust Company, National Association, an affiliate of Bank One, NA, is the Trustee under the Indentures. We and certain of our affiliates maintain deposit accounts and banking relationships with Bank One, NA. Bank One Trust Company, National Association also performs agency functions with respect to other securities issued by our affiliates. Bank One, NA and its affiliates have purchased, and are likely to purchase in the future, our securities and securities of our affiliates.

    The Trustee will perform only those duties that are specifically set forth in the Indentures unless an event of default under an Indenture occurs and is continuing. The Trustee is under no obligation to exercise any of its powers under the Indentures at the request of any holder of Debt Securities unless that holder offers reasonable indemnity to the Trustee against the costs, expenses and liabilities which it might incur as a result. (Section 601 of the Senior Indenture & Section 7.1 of the Subordinated Indenture.)

    The Trustee administers its corporate trust business at 153 West 51st Street, New York, New York 10019, Attention: Global Corporate Trust Services.

ADDITIONAL TERMS OF SENIOR DEBT SECURITIES

Limitation on Liens

    While any of the Senior Debt Securities are outstanding, we are not permitted to create liens upon any Principal Property (as defined below) or upon any shares of stock of any Material Subsidiary (as defined below), which we now own or own in the future, to secure any of our debt, unless at the same time we provide that the Senior Debt Securities will also be secured by that lien on an equal and ratable basis. However, we are generally permitted to create the following types of liens:

    (1) purchase money liens on future property acquired by us; liens of any kind existing on property or shares of stock at the time they are acquired by us; conditional sales agreements and other title retention agreements on future property acquired by us (as long as none of those liens cover any of our other properties);

    (2) liens on our property or any shares of stock of any Material Subsidiary that exist as of the date of the Senior Indenture; liens on the shares of stock of any corporation, which liens existed at the time that corporation became a Material Subsidiary; certain liens typically incurred in the ordinary course of business;

    (3) liens in favor of the United States (or any State), any foreign country or any department, agency or instrumentality or political subdivision of those jurisdictions, to secure payments under any contract or statute or to secure any debt incurred for the purpose of financing the purchase price or the cost of constructing or improving the property subjet to those liens, including, for example, liens to secure debt of the pollution control or industrial revenue bond type;

    (4) debt that we may issue in connection with a consolidation or merger of the Company or any Material Subsidiary with or into any other Person (including any of our affiliates or Material Subsidiaries) in exchange for secured debt of that Person (Third Party Debt) as long as that debt (i) is secured by a mortgage on all or a portion of the property of that Person,
  (ii) prohibits secured debt from being incurred by that Person, unless the Third Party Debt is secured on an equal and ratable basis or (iii) prohibits secured debt from being incurred by that Person;

    (5) debt of another Person that we must assume in connection with a consolidation or merger of that Person, with respect to which any of our property is subjected to a lien;

    (6) liens on any property that we acquire, construct, develop or improve after the date the Senior Debt Securities are first issued that are created before or within 18 months after the acquisition, construction, development or improvement of the property and secrue the payment of the purchase price or related costs;

    (7) liens in our favor or in favor of our Material Subsidiaries or wholly-owned subsidiaries:

    (8) liens securing production payments on oil, gas, coal or other mineral properties;

    (9) the placement, extension or renewal of any lien referred to in (1) through (8) as long as the amount secrued by the liens or the property subject to the liens is not increased; and

    (10) any other lien not covered by (1) through (9) above as long as immediately after the creation of the lien the aggregate principal amount of debt secured by these liens does not exceed 10% of our common shareholders' equity.

  When we use the term "lien" in this section, we mean any mortgage, lien, pledge, security interest or other encumbrance of any kind; "Material Subsidiary" means each of our subsidiaries whose total assets (as determined in accordance with GAAP) represent at least 20% of our total assets on a consolidated basis; and "Principal Property" means any of our plants and facilities (including pipelines) located in the United States that in the opinion of our Board of Directors or management is of material importance to the business conducted by us and our consolidated subsidiaries taken as a whole. (Section 1008 of the Senior Indenture.)

Repayment at the Option of the Holder; Repurchases by the Company

    We must repay the Senior Debt Securities at the option of the Holders before the Stated Maturity Date only if specified in the applicable prospectus supplement. Unless otherwise provided in the prospectus supplement, the Senior Debt Securities subject to repayment at the option of the Holder will be subject to repayment:

 . on the specified Repayment Dates; and

 . at a repayment price equal to 100% of the unpaid principal amount to be repaid, together with unpaid interest accrued to the Repayment Date. (Section 1302 of the Senior Indenture.)

    For any Senior Debt Security to be repaid, the Trustee must receive, at its office maintained for that purpose in the Borough of Manhattan, New York City not more than 60 nor less than 30 calendar days before the date of repayment:

 . in the case of a certificated Senior Debt Security, the certificated Senior
  Debt Security and the form in the Senior Debt Security entitled Option of Holder to Elect Purchase duly completed; or

 . in the case of a book-entry Senior Debt Security, instructions to that effect from the beneficial owner to the securities depositary and forwarded by the securities depositary. Exercise of the repayment option by the Holder will be irrevocable. (Section 1303 of the Senior Indenture.)

    Only the securities depositary may exercise the repayment option in respect of beneficial interests in the book-entry Senior Debt Securities. Accordingly, beneficial owners that desire repayment in respect of all or any portion of their beneficial interests must instruct the participants through which they own their interests to direct the securities depositary to exercise the repayment option on their behalf. All instructions given to participants from beneficial owners relating to the option to elect repayment will be irrevocable. In addition, at the time the instructions are given, each beneficial owner will cause the participant through which it owns its interest to transfer its interest in the book-entry Senior Debt Securites or the global certificate representing the related book-entry Senior Debt Securities, on the securities depositary's records, to the Trustee. See DESCRIPTION OF THE DEBT SECURITIES--GLOBAL SECURITIES.

Defeasance

    We will be discharged from our obligations on the Senior Debt Securities of any series at any time if we deposit with the Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the Senior Debt Securities of the series. If this happens, the holders of the Senior Debt Securities of the series will not be entitled to the benefits of the Senior Indenture except for registration of transfer and exchange of Senior Debt Securities and replacement of lost, stolen or mutilated Senior Debt Securities. (Section 402 of the Senior Indenture.)

    Under federal income tax law as of the date of this prospectus, a discharge may be treated as an exchange of the related Senior Debt Securities. Each holder might be required to recognize gain or loss equal to the difference between the holder's cost or other tax basis for the Senior Debt Securities and the value of the holder's interest in the trust. Holders might be required to include as income a different amount than would be includable without the discharge. We urge prospective investors to consult their own tax advisers as to the consequences of a discharge, including the applicability and effect of tax laws other than the federal income tax law.

ADDITIONAL TERMS OF THE JUNIOR SUBORDINATED DEBENTURES

Additional Covenants Applicable to Junior Subordinated Debentures

    Under the Subordinated Indenture, we will:

 . maintain 100% ownership of any Trust to which the Junior Subordinated
  Debentures have been issued while the Junior Subordinated Debentures remain outstanding; and

 . pay to any Trust to which the Junior Subordinated Debentures have been issued any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States or any other taxing authority on that Trust, so that the net amounts received and retained by that Trust (after paying any taxes, duties, assessments or other governmental charges) will be not less than the Trust would have received had no such taxes, duties, assessments or other governmental charges been imposed. (Sections 4.7 & 4.8 of the Subordinated Indenture.)

Option to Extend Interest Payment Period

    We can defer interest payments by extending the interest payment period for the number of consecutive extension periods specified in the applicable prospectus supplement (each, an Extension Period). Other details regarding the Extension Period will also be specified in the applicable prospectus supplement. No Extension Period may extend beyond the maturity of the Junior Subordinated Debentures. At the end of the Extension Period(s), we will pay all interest then accrued and unpaid, together with interest compounded quarterly at the rate for the Junior Subordinated Debentures, to the extent permitted by applicable law. (Section 2.10 of the Subordinated Indenture.)

    During any Extension Period, we will not make distributions related to our capital stock, including dividends, redemptions, repurchases, liquidation payments, or guarantee payments. Also we will not make any payments, redeem or repurchase any debt securities of equal or junior rank to the Junior Subordinated Debentures or make any guarantee payments on any such debt securities. We may, however, make the following types of distributions:

 . dividends paid in common stock;

 . dividends in connection with the implementation of a shareholder rights plan;

 . payments to a trust holding securities of the same series under a guarantee;
  or

 . repurchases, redemptions or other acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants.

Subordination

    Each series of Junior Subordinated Debentures will be subordinate and junior in right of payment, to the extent set forth in the Subordinated Indenture, to all Senior Indebtedness as defined below. If:

 . we make a payment or distribution of any of our assets to creditors upon our dissolution, winding-up, liquidation or reorganization, whether in bankruptcy, insolvency or otherwise;

 . a default beyond any grace period has occurred and is continuing with respect to the payment of principal, interest or any other monetary amounts due and payable on any Senior Indebtedness; or

 . the maturity of any Senior Indebtedness has been accelerated because of a default on that Senior Indebtedness,

then the holders of Senior Indebtedness generally will have the right to receive payment, in the case of the first instance, of all amounts due or to become due upon that Senior Indebtedness, and, in the case of the second and third instances, of all amounts due on that Senior Indebtedness, or we will make provision for those payments, before the holders of any Junior Subordinated Debentures have the right to receive any payments of principal or interest on their Junior Subordinated Debentures. (Sections 14.1 and 14.9 of the Subordinated Indenture.)

    Senior Indebtedness means, with respect to any series of Junior Subordinated Debentures, the principal, premium, interest and any other payment in respect of any of the following:

 . all of our indebtedness for borrowed or purchased money that is evidenced by notes, debentures, bonds or other written instruments;

 . our obligations for reimbursement under letters of credit, banker's acceptances, security purchase facilities or similar facilities issued for our account;

 . capitalized lease obligations;

 . any of our other indebtedness or obligations with respect to commodity contracts, interest rate commodity and currency swap agreements and other similar agreements or arrangements; and

 . all indebtedness of others of the kinds described in the preceding categories which we have assumed or guaranteed.

    Senior Indebtedness will not include our obligations to trade creditors or indebtedness to our subsidiaries. (Section 1.1 of the Subordinated Indenture.)

    Senior Indebtedness will be entitled to the benefits of the subordination provisions in the Subordinated Indenture irrespective of the amendment, modification or waiver of any term of the Senior Indebtedness. We may not amend the Subordinated Indenture to change the subordination of any outstanding Junior Subordinated Debentures without the consent of each holder of Senior Indebtedness that the amendment would adversely affect. (Sections 10.2 & 14.7 of the Subordinated Indenture.)

    The Subordinated Indenture does not limit the amount of Senior Indebtedness that we may issue.

DESCRIPTION OF THE TRUST PREFERRED SECURITIES

    The following is a summary of the principal terms of the Trust Preferred Securities. The form of amended trust agreement is filed as an exhibit to the registration statement of which this prospectus forms a part, or is incorporated by reference. The terms of the Trust Preferred Securities will include those stated in the amended trust agreement and those made part of the amended trust agreement by the Trust Indenture Act.

General

    The Trust will exist until terminated as provided in its amended trust agreement. Except under certain circumstances, we will be entitled to appoint, remove, or replace trustees, who will conduct the business and affairs of the Trust. The trustees of the Trust will consist of:

 . two employees, officers or affiliates of the Company as Administrative
  Trustees;

 . a financial institution unaffiliated with us that will act as property trustee and as indenture trustee for purposes of the Trust Indenture Act, under the terms set forth in a prospectus supplement (the Property Trustee); and

 . one trustee with its principal place of business or who resides in the State of Delaware and who will act under the terms set forth in a prospectus supplement. (Sections 6.1 through 6.5 of the Amended Trust Agreement.)

    The amended trust agreement will authorize the Administrative Trustees to issue, on behalf of the Trust, two classes of trust securities, Trust Preferred Securities and trust common securities, each of which will have the terms described in this prospectus and in the applicable prospectus supplement. We will own all of the trust common securities. The trust common securities will rank equally in right of payment, and payments will be made on the trust common securities, proportionately with the Trust Preferred Securities.

However, if an event of default occurs and is continuing under the amended trust agreement, the rights of the holders of the trust common securities to payment for distributions and payments upon liquidation, redemption and otherwise, will be subordinated to the rights of the holders of the Trust Preferred Securities. We will acquire, directly or indirectly, trust common securities in a total liquidation amount of approximately 3% of the total capital of the Trust. (Sections 3.6, 5.1, 5.2 and 7.1 of the Amended Trust Agreement.)

    The proceeds from the sale of the Trust Preferred Securities will be used by the applicable Trust to purchase our Junior Subordinated Debentures. These Junior Subordinated Debentures will be held in trust by the Property Trustee for the benefit of the holders of the trust securities. We will guarantee the payments of distributions and payments on redemption or liquidation with respect to the Trust Preferred Securities, but only to the extent the Trust has funds available to make those payments and has not made the payments. See DESCRIPTION OF THE GUARANTEE.

    The assets of the Trust available for distribution to the holders of Trust Preferred Securities will be limited to payments from us under the Junior Subordinated Debentures held by the Trust. If we fail to make a payment on the Junior Subordinated Debentures, the Trust will not have sufficient funds to make related payments, including distributions, on its Trust Preferred Securities.

    The Guarantee, when taken together with our obligations under the Junior Subordinated Debentures, the Subordinated Indenture and the amended trust agreement, will provide a full and unconditional guarantee of amounts due on the Trust Preferred Securities issued by the Trust.

    The Trust Preferred Securities will have the terms, including distributions, redemption, voting, liquidation rights and other preferred, deferred or other special rights or restrictions that will be described in the amended trust agreement or made part of the amended trust agreement by the Trust Indenture Act or the Delaware Business Trust Act. The terms of the Trust Preferred Securities will mirror the terms of the Junior Subordinated Debentures held by the Trust. In other words, the distribution rate and the distribution payment dates and other payment dates for the Trust Preferred Securities will correspond to the interest rate and interest payment dates and other payment dates on the Junior Subordinated Debentures. Holders of Trust Preferred Securities have no preemptive or similar rights. (Section 7.1 of the Amended Trust Agreement.)

Provisions of a Particular Series

    The Trust may issue only one series of Trust Preferred Securities. The applicable prospectus supplement will set forth the principal terms of the Trust Preferred Securities that will be offered, including:

 . the name of the Trust Preferred Securities;

 . the liquidation amount and number of Trust Preferred Securities issued;

 . the annual distribution rate(s) or method of determining such rate(s), the payment date(s) and the record dates used to determine the holders who are to receive distributions;

 . the date from which distributions will be cumulative;

 . the optional redemption provisions, if any, including the prices, time periods and other terms and conditions on which the Trust Preferred Securities will be purchased or redeemed, in whole or in part;

 . the terms and conditions, if any, upon which the Junior Subordinated
  Debentures and the related Guarantee may be distributed to holders of those Trust Preferred Securities;

 . any securities exchange on which the Trust Preferred Securities will be listed;

 . whether the Trust Preferred Securities are to be issued in book-entry form and represented by one or more global certificates, and if so, the depository for those global certificates and the specific terms of the depositary arrangements; and

 . any other relevant rights, preferences, privileges, limitations or restrictions of the Trust Preferred Securities. (Article 7 of the Amended Trust Agreement.)

    The interest rate and interest and other payment dates of Junior Subordinated Debentures issued to the Trust will correspond to the rate at which distributions will be paid and the distribution and other payment dates of the Trust Preferred Securities of that Trust.

Extensions

    We have the right under the Subordinated Indenture to defer payments of interest on the Junior Subordinated Debentures by extending the interest payment period from time to time on the Junior Subordinated Debentures. The Administrative Trustees will give the holders of the Trust Preferred Securities notice of any Extension Period upon their receipt of notice from us. If distributions are deferred, the deferred distributions and accrued interest will be paid to holders of record of the Trust Preferred Securities as they appear on the books and records of the Trust on the record date next following the termination of such deferral period. See ADDITIONAL TERMS OF JUNIOR SUBORDINATED DEBENTURES--OPTION TO EXTEND INTEREST PAYMENT PERIOD.

Distributions

    Distributions on the Trust Preferred Securities will be made on the dates payable to the extent that the Trust has funds available for the payment of distributions in the Property Account. The Trust's funds available for distribution to the holders of the trust securities will be limited to payments received from us on the Junior Subordinated Debentures. We have guaranteed the payment of distributions out of monies held by the Trust to the extent set forth under DESCRIPTION OF THE GUARANTEE.

    Distributions on the Trust Preferred Securities will be payable to the holders named on the securities register of the Trust at the close of business on the relevant record dates, which, as long as the Trust Preferred Securities remain in book-entry only form, will be one business day before the relevant payment dates. Distributions will be paid through the Property Trustee who will hold amounts received in respect of the Junior Subordinated Debentures in the Property Account for the benefit of the holders of the trust securities. If the Trust Preferred Securities do not continue to remain in book-entry only form, the relevant record dates will conform to the rules of any securities exchange on which the Trust Preferred Securities are listed and, if none, the Administrative Trustees will have the right to select relevant record dates, which will be more than 14 days but less than 60 days before the relevant payment dates. If any date on which distributions are to be made on the Trust Preferred Securities is not a business day, then payment of the distributions payable on that date will be made on the next succeeding day which is a business day and without any interest or other payment in respect of that delay, except that, if that business day is in the next succeeding calendar year, the payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the record date. (Section 7.2 of the Amended Trust Agreement.)

Mandatory Redemption of Trust Preferred Securities

    The Trust Preferred Securities have no stated maturity date, but will be redeemed upon the maturity of the Junior Subordinated Debentures or to the extent the Junior Subordinated Debentures are redeemed before maturity. The Junior Subordinated Debentures will mature on the date specified in the applicable prospectus supplement and may be redeemed at any time, in whole but not in part, in certain circumstances upon the occurrence of a Tax Event or an Investment Company Event as described under SPECIAL EVENT REDEMPTION.

    Upon the maturity of the Junior Subordinated Debentures, the proceeds of their repayment will simultaneously be applied to redeem all the outstanding trust securities at the Redemption Price. Upon the redemption of the Junior Subordinated Debentures, either at our option or as a result of a Tax Event or an Investment Company Event, the proceeds from the redemption will simultaneously be applied to redeem trust securities having a total liquidation amount equal to the total principal amount of the Junior Subordinated Debentures so redeemed at the redemption price; provided, that holders of trust securities will be given not less than 20 nor more than 60 days' notice of the redemption. If fewer than all of the outstanding trust securities are to be redeemed, the trust securities will be redeemed proportionately. (Section 7.3 of the Amended Trust Agreement.)

Special Event Redemption

    Both a Tax Event and an Investment Company Act Event constitute Special Events for purposes of the redemption provisions described in the preceding paragraph.

    A Tax Event means that the Administrative Trustees have received an opinion of independent tax counsel experienced in those matters to the effect that, as a result of any amendment to, change or announced proposed change in:

 . the laws or regulations of the United States or any of its political subdivisions or taxing authorities, or

 . any official administrative pronouncement, action or judicial decision interpreting or applying those laws or regulations,

which amendment or change becomes effective or proposed change, pronouncement, action or decision is announced on or after the date the Trust Preferred Securities are issued and sold, there is more than an insubstantial risk that:

 . the Trust is or within 90 days would be subject to U.S. federal income tax with respect to income accrued or received on the Junior Subordinated Debentures,

 . interest payable to the Trust on the Junior Subordinated Debentures is not or within 90 days would not be deductible, in whole or in part, by us for U.S. federal income tax purposes, or

 . the Trust is or within 90 days would be subject to a material amount of other taxes, duties or other governmental charges.

    Investment Company Event means that the Administrative Trustees have received an opinion of a nationally recognized independent counsel to the effect that, as a result of an amendment to or change in the Investment Company Act or regulations thereunder on or after the date the Trust Preferred Securities are issued and sold, there is more than an insubstantial risk that the Trust is or will be considered an investment company and be required to be registered under the Investment Company Act. (Section 1.1 of the Amended Trust Agreement.)

Redemption Procedures

    The Trust may not redeem fewer than all the outstanding trust securities unless all accrued and unpaid distributions have been paid on all trust securities for all distribution periods terminating on or before the date of redemption. If fewer than all of the outstanding trust securities are to be redeemed, the trust securities will be redeemed proportionately.

    If the Trust gives a notice of redemption in respect of the trust securities (which notice will be irrevocable), and if we have paid to the Property Trustee a sufficient amount of cash in connection with the related redemption or maturity of the Junior Subordinated Debentures, then, by 12:00 noon New York City time on the redemption date, the Property Trustee will irrevocably deposit with the depositary funds sufficient to pay the applicable redemption price and will give the depositary irrevocable instructions and authority to pay the redemption price to the holders of the Trust Preferred Securities, and the paying agent will pay the applicable redemption price to the holders of the trust common securities by check. If notice of redemption has been given and funds deposited as required, then, immediately before the close of business on the date of the deposit, distributions will cease to accrue and all rights of holders of Trust Preferred Securities called for redemption will cease, except the right of the holders of the Trust Preferred Securities to receive the redemption price but without interest on the redemption price. If any date fixed for redemption of Trust Preferred Securities is not a business day, then payment of the redemption price payable on that date will be made on the next succeeding day that is a business day, without any interest or other payment in respect of any such delay, except that, if that business day falls in the next calendar year, payment will be made on the immediately preceding business day. If payment of the redemption price in respect of Trust Preferred Securities is improperly withheld or refused and not paid either by the Trust or by us under the Guarantee, distributions on the Trust Preferred Securities will continue to accrue at the then applicable rate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the redemption price.

    Subject to the foregoing and applicable law, including, without limitation, U.S. federal securities laws, we or our subsidiaries may at any time, and from time to time, purchase outstanding Trust Preferred Securities by tender, in the open market or by private agreement. (Section 7.4 of the Amended Trust Agreement.)

Distribution of the Junior Subordinated Debentures

    We will have the right at any time to dissolve the Trust and, after satisfaction of the liabilities of creditors of the Trust as provided by applicable law, to cause Junior Subordinated Debentures to be distributed to the holders of the Trust Preferred Securities in a total stated principal amount equal to the total stated liquidation amount of the Trust Preferred Securities then outstanding. Before any such dissolution, we will obtain any required regulatory approvals. The right to dissolve the trust and distribute the Junior Subordinated Debentures will be conditioned on our receipt of an opinion rendered by an independent tax counsel that the distribution would not result in the recognition of gain or loss for federal income tax purposes by the holders. (Section 8.1 of the Amended Trust Agreement.)

Liquidation Distribution Upon Dissolution

    The amended trust agreement will state that the Trust will be dissolved:

 . upon our bankruptcy;

 . upon the filing of a certificate of dissolution or its equivalent with respect to us;

 . upon the filing of a certificate of cancellation with respect to the Trust after obtaining the consent of at least a majority in liquidation amount of the Trust Preferred Securities, voting together as a single class;

 . 90 days after the revocation of our charter, but only if the charter is not reinstated during that 90-day period;

 . upon the distribution of the related Junior Subordinated Debentures directly to the holders of the trust securities;

 . upon the redemption of all of the trust securities; or

 . upon entry of a court order for the dissolution of us or the Trust.
  (Section 8.1 of the Amended Trust Agreement.)

    Upon a dissolution, after the Trust pays all amounts owed to creditors, the holders of the Trust Preferred Securities will be entitled to receive:

 . cash equal to the total liquidation amount of the Trust Preferred Security specified in an accompanying prospectus supplement, plus accumulated and unpaid distributions to the date of payment, or

 . Junior Subordinated Debentures in a total principal amount equal to the total liquidation amount of the Trust Preferred Securities.

    If the Trust cannot pay the full amount due on its trust securities because insufficient assets are available for payment, then the amounts payable by the Trust on its trust securities will be paid proportionately. However, if an event of default under the related amended trust agreement occurs, the total amounts due on the Trust Preferred Securities will be paid before any distribution on the trust common securities. Under certain circumstances involving the dissolution of a Trust, subject to obtaining any required regulatory approval, Junior Subordinated Debentures will be distributed to the holders of the trust securities in liquidation of that Trust. (Section 8.2 of the Amended Trust Agreement.)

Trust Enforcement Events

    An event of default under the Subordinated Indenture relating to the Junior Subordinated Debentures will be an event of default under the amended trust agreement (a Trust Enforcement Event). See DESCRIPTION OF DEBT SECURITIES-- EVENTS OF DEFAULT.

    In addition, the voluntary or involuntary dissolution, winding up or termination of the Trust is also a Trust Enforcement Event, except in connection with:

 . the distribution of the Junior Subordinated Debentures to holders of the trust securities of the Trust,

 . the redemption of all of the trust securities of the Trust, or

 . mergers, consolidations or amalgamations permitted by the amended trust agreement of the Trust.

    Under the amended trust agreement, the holder of the trust common securities will be deemed to have waived any Trust Enforcement Event with respect to the trust common securities until all Trust Enforcement Events with respect to the Trust Preferred Securities have been cured, waived or otherwise eliminated. Until all Trust Enforcement Events with respect to the Trust Preferred Securities have been so cured, waived, or otherwise eliminated, the Property Trustee will be deemed to be acting solely on behalf of the holders of the Trust Preferred Securities and only the holders of the Trust Preferred Securities will have the right to direct the Property Trustee with respect to certain matters under the amended trust agreement and the Subordinated Indenture. If any Trust Enforcement Event with respect to the Trust Preferred Securities is waived by the holders of the Trust Preferred Securities as provided in the amended trust agreement, under the amended trust agreement the holders of trust common securities have agreed that the waiver also constitutes a waiver of the Trust Enforcement Event with respect to the trust common securities for all purposes under the amended trust agreement without any further act, vote or consent of the holders of trust common securities. (Section 2.6 of the Amended Trust Agreement.)

    We and the Administrative Trustees must file annually with the Property Trustee a certificate evidencing compliance with all the applicable conditions and covenants under the amended trust agreement. (Section 2.4 of the Amended Trust Agreement.)

    Upon the occurrence of a Trust Enforcement Event the Property Trustee, as the sole holder of the Junior Subordinated Debentures, will have the right under the Subordinated Indenture to declare the principal of, interest and premium, if any, on the Junior Subordinated Debentures to be immediately due and payable.

    If the Property Trustee fails to enforce its rights under the amended trust agreement or the Subordinated Indenture to the fullest extent permitted by law and subject to the terms of the amended trust agreement and the Subordinated Indenture, any holder of Trust Preferred Securities may sue us, or seek other remedies, to enforce the Property Trustee's rights under the amended trust agreement or the Subordinated Indenture without first instituting a legal proceeding against the Property Trustee or any other person. If a Trust Enforcement Event occurs and is continuing as a result of our failure to pay principal of or interest or premium, if any, on the Junior Subordinated Debentures when payable, then a holder of the Trust Preferred Securities may directly sue us or seek other remedies, to collect its proportionate share of payments owned. See RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES, THE GUARANTEE AND THE JUNIOR SUBORDINATED DEBENTURES HELD BY THE TRUST.

Removal and Replacement of Trustees

    Only the holders of trust common securities have the right to remove or replace the trustees of the Trust, except that while an event of default in respect of the Junior Subordinated Debentures has occurred or is continuing, the holders of a majority of the Trust Preferred Securities will have this right. The resignation or removal of any trustee and the appointment of a successor trustee will be effective only on the acceptance of appointment by the successor trustee in accordance with the provisions of the amended trust agreement. (Section 6.6 of the Amended Trust Agreement.)

Mergers, Consolidations or Amalgamations of the Trust

    The Trust may not consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other corporation or other body (each, a Merger Event), except as described below. The Trust may, with the consent of a majority of its Administrative Trustees and without the consent of the holders of its trust securities, consolidate, amalgamate, merge with or into, or be replaced by another trust, provided that the following conditions are met:

 . the successor entity either

  . assumes all of the obligations of the Trust relating to its trust securities, or

  . substitutes other securities for the trust securities that are substantially similar to the trust securities, so long as the successor securities rank the same as the trust securities for distributions and payments upon liquidation, redemption and otherwise;

 . we acknowledge a trustee of the successor entity who has the same powers and duties as the Property Trustee of the Trust, as the holder of the Junior Subordinated Debentures;

 . the Trust Preferred Securities are listed, or any successor securities will be listed, upon notice of issuance, on the same securities exchange or other organization that the Trust Preferred Securities are then listed;

 . the Merger Event does not cause the Trust Preferred Securities or successor securities to be downgraded by any nationally recognized rating agency;

 . the Merger Event does not adversely affect the rights, preferences and privileges of the holders of the trust securities or successor securities in any material way, other than with respect to any dilution of the holders' interest in the new entity;

 . the successor entity has a purpose identical to that of the Trust;

 . before the Merger Event, we have received an opinion of counsel from a nationally recognized law firm stating that

  . the Merger Event does not adversely affect the rights of the holders of the Trust Preferred Securities or any successor securities in any material way, other than with respect to any dilution of the holders' interest in the new entity, and

  . following the Merger Event, neither the Trust nor the successor entity will be required to register as an investment company under the Investment Company Act; and

 . we guarantee the obligations of the successor entity under the successor securities in the same manner as in the Guarantee.

    In addition, unless all of the holders of the Trust Preferred Securities and trust common securities approve otherwise, the Trust will not consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if, in the opinion of a nationally recognized tax counsel experienced in such matters, the transaction would cause the Trust or the successor entity to be classified other than as a grantor trust for U.S. federal income tax purposes. (Section 3.15 of the Amended Trust Agreement.)

Voting Rights; Amendment of Trust Agreement

    The holders of Trust Preferred Securities have no voting rights except as discussed under MERGERS, CONSOLIDATIONS OR AMALGAMATIONS OF THE TRUST AND DESCRIPTION OF THE GUARANTEE--AMENDMENTS, and as otherwise required by law and the amended trust agreement.

    The amended trust agreement may be amended if approved by a majority of the Administrative Trustees of the Trust. However, if any proposed amendment provides for, or the Administrative Trustees otherwise propose to effect,

 . any action that would adversely affect the powers, preferences or special rights of the trust securities, whether by way of amendment to the amended trust agreement or otherwise, or

 . the dissolution, winding-up or termination of the Trust other than under the terms of its amended trust agreement,

then the holders of the Trust Preferred Securities as a single class will be entitled to vote on the amendment or proposal. In that case, the amendment or proposal will only be effective if approved by at least a majority in liquidation amount of the Trust Preferred Securities affected by the amendment or proposal.

    No amendment may be made to the amended trust agreement if that amendment would:

 . cause the Trust to be characterized as other than a grantor trust for U.S.
  federal income tax purposes;

 . reduce or otherwise adversely affect the powers of the Property Trustee; or

 . cause the Trust to be deemed to be an investment company which is required to be registered under the Investment

  Company Act. (Section 11.1 of the Amended Trust Agreement.)

    The holders of a majority of the total liquidation amount of the Trust Preferred Securities have the right to:

 . direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee; or

 . direct the exercise of any trust or power conferred upon the Property Trustee under the amended trust agreement, including the right to direct the Property Trustee, as the holder of the Junior Subordinated Debentures, to

 . exercise the remedies available under the Subordinated Indenture with respect to the Junior Subordinated Debentures,

 . waive any event of default under the Subordinated Indenture that is waivable, or

 . cancel an acceleration of the principal of the Junior Subordinated
  Debentures.

    In addition, before taking any of the foregoing actions, the Property Trustee must obtain an opinion of counsel stating that, as a result of that action, the Trust will continue to be classified as a grantor trust for U.S. federal income tax purposes. (Section 7.5 of the Amended Trust Agreement.)

    As described in the form of amended trust agreement, the Property Trustee may hold a meeting to have holders of Trust Preferred Securities vote on a change or have them approve a change by written consent.

    If a vote by the holders of Trust Preferred Securities is taken or a consent is obtained, any Trust Preferred Securities owned by us or any of our affiliates will, for purposes of the vote or consent, be treated as if they were not outstanding, which will have the following consequences:

 . we and any of our affiliates will not be able to vote on or consent to matters requiring the vote or consent of holders of Trust Preferred Securities; and

 . any Trust Preferred Securities owned by us or any of our affiliates will not be counted in determining whether the required percentage of votes or consents has been obtained. (Section 7.5 of the Amended Trust Agreement.)

Information Concerning the Property Trustee

    For matters relating to compliance with the Trust Indenture Act, the Property Trustee will have all of the duties and responsibilities of an indenture trustee under the Trust Indenture Act. The Property Trustee, other than during the occurrence and continuance of a Trust Enforcement Event, undertakes to perform only the duties that are specifically described in the amended trust agreement and, upon a Trust Enforcement Event, must use the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers given it by the applicable amended trust agreement at the request of any holder of Trust Preferred Securities unless it is offered reasonable security or indemnity against the costs, expenses and liabilities that it might incur. However, the holders of the Trust Preferred Securities will not be required to offer such an indemnity where the holders, by exercising their voting rights, direct the Property Trustee to take any action following a Trust Enforcement Event. (Section 3.9 of the Amended Trust Agreement.)

Information Concerning the Administrative Trustees

    The Administrative Trustees are authorized and directed to conduct the affairs of and to operate the Trust in a way that:

 . will not cause it to be deemed to be an investment company required to be registered under the Investment Company Act;

 . will cause it to be classified as a grantor trust for U.S. federal income tax purposes; and

 . will cause the Junior Subordinated Debentures it holds to be treated as our indebtedness for U.S. federal income tax purposes.

    We and the Administrative Trustees are authorized to take any action, so long as it is consistent with applicable law or the certificate of trust or amended trust agreement, that we and the Administrative Trustees determine to be necessary or desirable for those purposes. (Section 3.6 of the Amended Trust Agreement.)

DESCRIPTION OF THE GUARANTEE

    We will execute the Guarantee from time to time for the benefit of the holders of the Trust Preferred Securities.

    Bank One Trust Company, National Association will act as Guarantee Trustee under the Guarantee. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Trust Preferred Securities.

    The following description of the Guarantee is only a summary. The form of Guarantee is an exhibit to the registration statement.

General

    We will irrevocably and unconditionally agree under the Guarantee to pay the Guarantee Payments, to the extent specified in the Guarantee, to the holders of the Trust Preferred Securities, but only to the extent that the Guarantee Payments are not paid by or on behalf of the related Trust. We are required to pay the Guarantee Payments to the extent specified in the Guarantee regardless of any defense, right of set-off or counterclaim that we may have or may assert against any person. (Section 5.1 of the Guarantee.)

    The following payments and distributions on the Trust Preferred Securities are Guarantee Payments:

 . any accrued and unpaid distributions required to be paid on the Trust
  Preferred Securities of the Trust, but only to the extent that the Trust has funds legally and immediately available for those distributions;

 . the redemption price for any Trust Preferred Securities that the Trust calls for redemption, including all accrued and unpaid distributions to the redemption date, but only to the extent that the Trust has funds legally and immediately available for the payment; and

 . upon a dissolution, winding-up or termination of the Trust, other than in connection with the distribution of Junior Subordinated Debentures to the holders of Trust Securities of the Trust or the redemption of all the Trust Preferred Securities of the Trust, the lesser of:

  . the sum of the liquidation amount and all accrued and unpaid distributions on the Trust Preferred Securities of the Trust to the payment date, to the extent that the Trust has funds legally and immediately available for the payment; and

  . the amount of assets of the Trust remaining available for distribution to holders of the Trust Preferred Securities of the Trust in liquidation of the Trust. (Section 1.1 of the Guarantee.)

    We may satisfy our obligation to make a Guarantee Payment by making that payment directly to the holders of the related Trust Preferred Securities or by causing the Trust to make the payment to those holders. (Section 5.1 of the Guarantee.)

    The Guarantee will be a full and unconditional guarantee, subject to certain subordination provisions, of the Guarantee Payments with respect to the related Trust Preferred Securities from the time of issuance of those Trust Preferred Securities, except that the Guarantee will only apply to the payment of distributions and other payments on the Trust Preferred Securities when the Trust has sufficient funds legally and immediately available to make those distributions or other payments.

    If we do not make the required payments on the Junior Subordinated Debentures that the Property Trustee holds under a Trust, that Trust will not make the related payments on its Trust Preferred Securities.

Subordination

    Our obligations under the Guarantee will be unsecured obligations of the Company. Those obligations will rank:

 . subordinate and junior in right of payment to all of our other liabilities, other than obligations or liabilities that rank equal in priority or subordinate by their terms;

 . equal in priority with the Junior Subordinated Debentures that we may issue and similar guarantees; and

 . senior to our common stock. (Section 6.2 of the Guarantee.)

    The Guarantee will be a guarantee of payment and not of collection. This means that the guaranteed party may institute a legal proceeding directly against us, as guarantor, to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity. (Section 5.4 of the Guarantee.)

    The terms of the Trust Preferred Securities will provide that each holder of the Trust Preferred Securities, by accepting those Trust Preferred Securities, agrees to the subordination provisions and other terms of the Guarantee.

Amendments

    We may amend the Guarantee without the consent of any holder of the Trust Preferred Securities if the amendment does not materially and adversely affect the rights of those holders. We may otherwise amend the Guarantee with the approval of the holders of at least 50% of the outstanding Trust Preferred Securities to which that Guarantee relates. (Section 9.2 of the Guarantee.)

Termination

    The Guarantee will terminate and be of no further effect when:

 . the redemption price of the Trust Preferred Securities to which the Guarantee relates is fully paid;

 . we distribute the related Junior Subordinated Debentures to the holders of those Trust Preferred Securities; or

 . the amounts payable upon liquidation of the related Trust are fully paid.
  (Section 7.1 of the Guarantee.)

    The Guarantee will remain in effect or will be reinstated if at any time any holder of the related Trust Preferred Securities must restore payment of any sums paid to that holder with respect to those Trust Preferred Securities or under the Guarantee.

Material Covenants

  We will covenant that, so long as any Trust Preferred Securities remain outstanding, if there is an event of default under the Guarantee or the amended trust agreement:

 . we will not make distributions related to our debt securities that rank equally with or junior to the Junior Subordinated Debentures, including any payment of interest, principal or premium, or repayments, repurchases or redemptions; and

 . we will not make distributions related to our capital stock, including dividends, redemptions, repurchases, liquidation payments, or guarantee payments. We may, however, make the following types of distributions:

  . dividends paid in common stock;

  . dividends in connection with the implementation of a shareholder rights plan;

  . payments to a trust holding securities of the same series under a guarantee; and

  . repurchases, redemptions or other acquisitions of shares of our capital stock in connection with any benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants. (Section 6.1 of the Guarantee.)

  Because we are a holding company that conducts all of our operations through our subsidiaries, our ability to meet our obligations under the Guarantee is dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to us. The Trust, as holder of the Guarantee and the Junior Subordinated Debentures will generally have a junior position to claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders.

Events of Default

    An event of default will occur under the Guarantee if we fail to perform any of our payment obligations under the Guarantee. The holders of a majority of the Trust Preferred Securities of any series may waive any such event of default and its consequences on behalf of all of the holders of the Trust Preferred Securities of that series. (Section 2.6 of the Guarantee.) The Guarantee Trustee is entitled to enforce the Guarantee for the benefit of the holders of the Trust Preferred Securities of a series if an event of default occurs under the related Guarantee. (Section 3.1 of the Guarantee.)

    The holders of a majority of the Trust Preferred Securities to which the Guarantee relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee with respect to that Guarantee or to direct the exercise of any trust or power that the Guarantee Trustee holds under that Guarantee. Any holder of the related Trust Preferred Securities may institute a legal proceeding directly against us to enforce that holder's rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee or any other person or entity. (Section 5.4 of the Guarantee.)

Concerning the Guarantee Trustee

    Bank One Trust Company, National Association is the Guarantee Trustee. It is also the Property Trustee, the Subordinated Indenture Trustee and the Senior Indenture Trustee. Bank One Delaware, Inc. is the Delaware trustee for the Trust. We and certain of our affiliates maintain deposit accounts and banking relationships with Bank One, NA. Bank One Trust Company, National Association also performs agency functions with respect to other securities listed by our affiliates. Bank One, NA and its affiliates have purchased, and are likely to purchase in the future, our securities and securities of our affiliates.

    The Guarantee Trustee will perform only those duties that are specifically set forth in the Guarantee unless an event of default under the Guarantee occurs and is continuing. In case an event of default occurs and is continuing, the Guarantee Trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. (Section
3.1 of the Guarantee.) Subject to those provisions, the Guarantee Trustee is under no obligation to exercise any of its powers under the Guarantee at the request of any holder of the related Trust Preferred Securities unless that holder offers reasonable indemnity to the Guarantee Trustee against the costs, expenses and liabilities which it might incur as a result. (Section 3.2 of the Guarantee.)

AGREEMENT AS TO EXPENSES AND LIABILITIES

    We will enter into an Agreement as to Expenses and Liabilities under the Trust Agreement. The Agreement as to Expenses and Liabilities will provide that we will, with certain exceptions, irrevocably and unconditionally guarantee the full payment of any indebtedness, expenses or liabilities of the Trust to each person or entity to whom that Trust becomes indebted or liable. The exceptions are the obligations of the Trust to pay to the holders of the related trust common or other similar interests in that Trust the amounts due to the holders under the terms of those trust common securities or those similar interests.

RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES, THE GUARANTEE AND THE JUNIOR SUBORDINATED DEBENTURES HELD BY THE TRUST

    We will guarantee payments of distributions and redemption and liquidation payments due on the Trust Preferred Securities, to the extent the trust has funds available for the payments, to the extent described under DESCRIPTION OF THE GUARANTEE. No single document executed by us in connection with the issuance of the Trust Preferred Securities will provide for our full, irrevocable and unconditional guarantee of the Trust Preferred Securities. It is only the combined operation of our obligations under the Guarantee, the amended trust agreement and the Subordinated Indenture that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust's obligations under the Trust Preferred Securities.

    As long as we make payments of interest and other payments when due on the Junior Subordinated Debentures held by the Trust, those payments will be sufficient to cover the payment of distributions and redemption and liquidation payments due on the Trust Preferred Securities issued by the Trust, primarily because:

 . the total principal amount of the Junior Subordinated Debentures will be equal to the sum of the total liquidation amount of the trust securities;

 . the interest rate and interest and other payment dates on the Junior
  Subordinated Debentures will match the distribution rate and distribution and other payment dates for the Trust Preferred Securities;

 . we will pay for any and all costs, expenses and liabilities of the Trust except its obligations under its Trust Preferred Securities; and

 . the amended trust agreement will provide that the Trust will not engage in any activity that is not consistent with the limited purposes of the Trust.

    If and to the extent that we do not make payments on the Junior Subordinated Debentures, the Trust will not have funds available to make payments of distributions or other amounts due on its Trust Preferred Securities. In those circumstances, you will not be able to rely upon the Guarantee for payment of these amounts. Instead, you may directly sue us or seek other remedies to collect your proportionate share of payments owed. If you sue us to collect payment, then we will assume your rights as a holder of Trust Preferred Securities under the amended trust agreement to the extent we make a payment to you in any such legal action.

ACCOUNTING TREATMENT

    The Trust will be treated as a subsidiary of ours for financial reporting purposes. Accordingly, our consolidated financial statements will include the accounts of the Trust. The Trust Preferred Securities, along with other trust preferred securities that we guarantee on an equivalent basis, will be presented as a separate line item in our consolidated balance sheets, and appropriate disclosures about the Trust Preferred Securities, the Guarantee and the Junior Subordinated Debentures will be included in the notes to the consolidated financial statements. We will record distributions that the Trust pays on the Trust Preferred Securities as an expense in our consolidated statement of income.

PLAN OF DISTRIBUTION

    We may sell the offered securities (a) through agents; (b) through underwriters or dealers; or (c) directly to one or more purchasers.

By Agents

    Offered securities may be sold through agents that we designate. The agents agree to use their reasonable best efforts to solicit purchases for the period of their appointment.

By Underwriters

    If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Direct Sales

    We may also sell offered securities directly. In this case, no underwriters or agents would be involved.

General Information

    Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Act. Any underwriters or agents will be identified and their compensation described in a prospectus supplement.

    We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

    Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

LEGAL OPINIONS

    McGuireWoods LLP, counsel to the Company, will issue an opinion about the legality of the offered securities for us. As of December 20, 2000, partners of McGuireWoods LLP owned less than one half of one percent of the common stock of Dominion Resources, Inc. Certain matters relating to the formation of the Trust and the issuance of the Trust Preferred Securities under Delaware law and the Trust Agreement will be passed upon by Richards, Layton & Finger P.A., special Delaware counsel to the Trust and the Company. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

    The audited historical financial statements of Consolidated Natural Gas Company and its subsidiaries incorporated in this prospectus by reference to the Company's Current Report on Form 8-K dated January 27, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The estimates of gas and oil reserves included in the Company's Annual Report on Form 10-K for the year ended December 31, 1999, are incorporated in this prospectus by reference thereto in reliance upon the report of Ralph E. Davis Associates, Inc., independent geologists, as experts.

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


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